As Filed with the Securities and Exchange Commission on October 15, 1999

                       Post-Effective Amendment No. 3 to Registration Statements
               Nos. 333-25431, 333-37713, 333-45139, 333-51067 and 333-64755 and
         Post-Effective Amendment No. 1 to Registration Statement No. 333-81533*

             ------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         Post-Effective Amendment No. 3*
                                       to
                                    FORM S-3
                                       and
                         POST-EFFECTIVE AMENDMENT NO. 1*
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENTS
                                      Under
                           THE SECURITIES ACT OF 1933
                         APPLIED DIGITAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)
            MISSOURI                   3661                        43-1641533
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)
                          400 Royal Palm Way, Suite 410
                            Palm Beach, Florida 33480
                                 (561) 366-4800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

             ------------------------------------------------------

            Garrett A. Sullivan              Copies of all correspondence to:
       400 Royal Palm Way, Suite 410              Denis P. McCusker, Esq.
         Palm Beach, Florida 33480                    Bryan Cave LLP
               (561) 366-4800                    One Metropolitan Square
 (Name, address,  including zip code,             211 North Broadway,
    and telephone number,                       Suite  3600  St.  Louis,
including  area  code,  of agent for  service)    Missouri 63102-2750
                                                    (314) 259-2000

     Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                               [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
     If delivery of the  prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [ ]
     The Registrant hereby amends this Post-Effective Amendment on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Post-Effective Amendment shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
*    As  the   Registrant  is  once  again   eligible  to  use  Form  S-3,  this
     Post-Effective Amendment No. 3 on Form S-3 is being filed to convert Post-Effective Amendment No. 2 on Form S-1 to the following Registration Statements filed originally on Form S-3: Nos. 333-25431 (filed 4/18/97), 333-37713 (filed 10/10/97), 333-45139 (filed 1/29/98), 333-51067 (filed
     4/27/98) and 333-64755 (filed 9/30/98) into Registration Statements on Form S-3 and this Post-Effective Amendment No. 1 on Form S-1 is being filed to convert Registration Statement No. 333-81533 (filed 6/25/99) on Form S-1 into a Registration Statement on Form S-3.

--------------------------------------------------------------------------------
The information in this preliminary prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the amendment to registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                                [OBJECT OMITTED]
                  Subject to completion, Dated OCTOBER 15, 1999

                                37,184,903 Shares
                                [GRAPHIC OMITTED]
                                  Common Stock
                               ------------------

     This combined prospectus relates to 37,184,903 shares of our Common Stock, par value $.001 per share, which have previously been registered for offering and sale under six separate registration statements. These shares will be sold at various times by the Selling Shareholders listed in this prospectus starting on page 12. More information about the shares is under "Description of Capital Stock."

     The registration statements relating to certain of the shares were originally filed with the SEC on Form S-3. Since certain financial information which we were required to file with a report on Form 8-K was filed late during 1998, we were temporarily ineligible to use Form S-3 for the offering of those shares, and we amended the prospectus for each registration statement to include the more detailed information required in a registration statement on Form S-1. During this same time, we registered an additional 10,714,602 shares on a Form S-1. However, we have since become eligible to use Form S-3 again and accordingly, we have revised the prospectus for each of the above-referenced registration statements as set forth herein to reflect the information required to be set forth in or incorporated into a registration statement on Form S-3.

     The Selling Shareholders may sell the shares of Common Stock in one or more transactions (which may include "block transactions") on the NASDAQ Stock
Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sales, at prices related to such prevailing market prices or at negotiated prices.

     Our shares are listed on the NASDAQ Stock Market under the symbol "ADSX." On October 11, 1999, the last reported sale price of our Common Stock was $1 13/16 or $1.8125 per share. See "Price Range of Common Stock."

     We  will  not  receive  any  proceeds  from  shares  sold  by  the  Selling
Shareholders and we will bear all the expenses incurred in connection with registering this offering of Common Stock.

     The Selling Shareholders may sell the shares of Common Stock directly or through underwriters, dealers or agents. They may also pledge some of the shares of Common Stock. This prospectus also relates to any sale of shares of Common Stock that might take place following any foreclosure of such a pledge. More information about the way the Selling Shareholders may distribute the Common Stock is under the heading "Plan of Distribution."

     See the information under the heading "Risk Factors" starting on page 4, which describes certain factors you should consider before purchasing the Common Stock.

     Our principal office is at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our telephone number is (561) 366-4800.

                           --------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                           --------------------------

              The date of this prospectus is [_____________], 1999.

                     -------------------------------------

                                TABLE OF CONTENTS

Where You Can Find More Information............................................2
Incorporation Of Certain Documents By Reference................................3
Risk Factors...................................................................4
Our Business...................................................................9
Selling Shareholders..........................................................12
Description Of Capital Stock..................................................29
Price Range of Common Stock...................................................29
Plan Of Distribution..........................................................30
Legal Opinion.................................................................30
Experts.......................................................................30

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of our Post-Effective Amendment No. 3 on Form S-3 and Post-Effective Amendment No. 1 on Form S-1 which has been filed by us with the Securities and Exchange Commission to convert our Post-Effective Amendment No. 2 on Form S-1 to the following previously effective registration statements filed originally on Form S-3 (Nos. 333-25431 (filed 4/18/97), 333-37713 (filed 10/10/97), 333-45139 (filed 1/29/98), 333-51067 (filed 4/27/98)
and 333-64755 (filed 9/30/98)) into registration statements on Form S-3, and our registration statement on Form S-1 (No. 333-81533) (filed 6/25/99) into a registration statement on Form S-3. This prospectus does not contain all of the information set forth in the registration statements or the exhibits thereto. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained or incorporated by reference in the registration statements. Our description in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. For those contracts, agreements or other documents that we filed as exhibits to the registration statements, you should read the exhibit for a more complete understanding of the documents or subject matter involved. For further information, reference is hereby made to the registration statements and exhibits thereto.

     On September 14, 1999, our subsidiary Intellesale.com, Inc. filed a registration statement with the Securities and Exchange Commission in connection with its proposed initial public offering. In addition to Intellesale.com selling primary shares, we expect to sell shares of Intellesale.com stock as a selling shareholder. Although the registration statement has been filed with the Securities and Exchange Commission, it has not yet become effective, and no assurances can be given that such offering will be completed.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statements, including the attached exhibits and schedules, and any reports, proxy statements or other information that we file at the Securities and Exchange Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a duplicating charge. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of its public reference rooms in other cities. The Securities and Exchange Commission also makes our filings available to the public on its Internet site (http:\\ www.sec.gov). Quotations relating to our Common Stock appear on the Nasdaq National Market, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to other documents that we have filed separately with the Securities and Exchange Commission. You should consider the incorporated information as if we had reproduced it in this prospectus, except for any information directly superseded by information contained in this prospectus.

     We incorporate by reference into this prospectus, the following documents, which contain important information about us and our business and financial results:

          1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

          3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

          4. Our Current Report on Form 8-K/A dated June 8, 1998 (filed with the Securities and Exchange Commission on March 11, 1999);

          5. Our Current Report on Form 8-K dated May 25, 1999 (filed with the Securities and Exchange Commission on June 2, 1999, and as amended on Form 8-K/A filed with the Securities and Exchange Commission on October 5,
     1999);

          6. Our Current Report on Form 8-K dated June 4, 1999 (filed with the Securities and Exchange Commission on June 11, 1999, and as amended on Form 8-K/A filed with the Securities and Exchange Commission on August 12,
     1999);

          7. Our Current Report on Form 8-K dated September 14, 1999 (filed with the Securities and Exchange Commission September 14, 1999); and

          8. Our Registration Statement on Form 8-A filed on May 5, 1995, registering our Common Stock under Section 12 (g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall hereby be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. You should consider any statement contained in this prospectus (or in a document incorporated or deemed to be incorporated into this prospectus) to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will no longer constitute a part of this prospectus, except as so modified or superseded.

     We will provide you with copies of any of the documents incorporated by reference into this prospectus (other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein), without charge. Please direct your written or oral request to Applied Digital Solutions, Inc., 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480; Attention: Kay Langsford, Corporate Controller (telephone: (561) 366-4800).

     We have not authorized anyone to give any information or to make any representation concerning this offering except the information and representations which are contained in this prospectus or which are incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus or any sale made hereunder as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.

                                  RISK FACTORS

     You should carefully consider the risk factors listed below. These risk factors may cause our future earnings to be less or our financial condition to be less favorable than we expect. You should read this section together with the other information in this prospectus.

Forward-Looking Statements and Associated Risk

     This prospectus, including the information incorporated herein by reference, contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information involves risks and uncertainties and may be affected by many factors, some of which are beyond our control. These factors include:

     o our growth strategies,

     o anticipated trends in our business and demographics,

     o our ability to successfully integrate the business operations of recently acquired companies, and

     o regulatory, competitive or other economic influences.

Uncertainty of Future Financial Results

     While we have been profitable for the last three fiscal years, future financial results are uncertain. There can be no assurance that we will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of our various marketing programs, the maintenance or reduction of expense levels and our ability to successfully coordinate the efforts of the different segments of our business.

Future Sales of and Market for the Shares

     As of October 11, 1999, there were 47,568,948 shares of Common Stock outstanding. In addition, 836,472 shares of Common Stock are reserved for issuance in exchange for certain exchangeable shares issued by two of our subsidiaries. Since January 1, 1999, we have issued an aggregate of 12,013,862 shares of Common Stock, of which 5,928,220 shares of Common Stock were issued as earnout payments in acquisitions, 2,508,668 shares were issued in exchange for such exchangeable shares, 121,465 shares were issued to acquire a minority interest, 3,390,843 shares of Common Stock were issued for acquisitions (including "price protection" shares), and 64,666 shares of Common Stock were issued for services rendered, including services under employment agreements and employee bonuses.

     Although we previously announced that we intend to limit the use of stock in future acquisitions, and to focus on cash transactions, we have effected, and may continue to effect, acquisitions or contract for certain services through the issuance of Common Stock or our other equity securities, as we have typically done in the past. In addition, we have agreed to certain "price protection" provisions in acquisition agreements which may result in additional shares of common stock being issued to selling shareholders as of the effective date of the registration of the shares such selling shareholder previously received as consideration from us. Such issuances of additional securities may be dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.

Competition

     Each segment of our business is highly competitive, and we expect that competitive pressures will continue. Many of our competitors have far greater financial, technological, marketing, personnel and other resources than us. The areas which we have identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States, Canada and Europe. There can be no assurance that we will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.


Risks Associated with Acquisitions and Expansion

     We have engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to our lines of business, and we anticipate that such acquisitions will continue to occur. Our total assets were approximately $208 million as of June 30, 1999 and $124 million, $61 million, $33 million and $4 million as of December 31, 1998, 1997, 1996 and 1995, respectively. Net operating revenue was approximately $125 million for the six months ended June 30, 1999 and approximately $207 million, $103 million, $20 million and $2 million for the years ended December 31, 1998, 1997, 1996 and 1995, respectively. Managing these dramatic changes in the scope of our business will present ongoing challenges to management, and there can be no assurance that our operations as currently structured, or as affected by future acquisitions, will be successful.

     We may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to us.

     It is our policy to retain existing management of acquired companies, under the overall supervision of our senior management. The success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.

     We have entered into earnout arrangements with selling shareholders under which they are entitled to additional consideration for their interests in the companies they sold to us. Under these agreements, assuming that all earnouts are achieved, and assuming certain levels of profitability in the future, we are contingently liable for additional consideration amounting to approximately $4.5 million based on achieved 1999 results, approximately $8.3 million based on achieved 2000 results, approximately $10.9 million based on achieved 2001 results, and approximately $2 million based on each of 2002 and 2004 achieved results.

     We have entered into put options with the selling shareholders of those companies in which we acquired less than a 100% interest. These options provide for us to acquire the remaining portion we do not own after periods ranging from 4 to 5 years from the dates of acquisition at amounts per share generally equal to 10% - 20% of the average annual earnings per share of the company before income taxes for, generally, a two-year period ending on the effective date of the put multiplied by a multiple ranging from 4 to 5. The requirements are recorded as changes in minority interest based upon current operating results.

Dependence on Key Individuals

     Our future success is highly dependent upon our ability to attract and retain qualified key employees. We are organized with a small senior management team, with each of our separate operations under the day-to-day control of local managers. If we were to lose the services of any members of our central management team, our overall operations could be adversely affected, and the operations of any of our individual facilities could be adversely affected if the services of the local managers should be unavailable. We have entered into employment contracts with our key officers and employees and certain subsidiaries. The agreements are for periods of one to ten years through June 2009. Some of the employment contracts also call for bonus arrangements based on earnings.

Lack of Dividends on Common Stock; Issuance of Preferred Stock

     We do not have a history of paying dividends on our Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. Under the terms of our term and revolving credit agreement, we may declare and pay cash dividends of up to $150,000 in any calendar year. We intend to use any earnings which may be generated to finance the growth of our businesses. The Board of Directors has the right to authorize the issuance of preferred stock, without further shareholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.

Possible Volatility of Stock Price

     Our Common Stock is quoted on the NASDAQ Stock Market(R), which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as the significant changes to our business resulting from continued acquisitions and expansions, quarterly fluctuations in our financial results or cash flows, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in our same market sectors and the performance of the overall economy and the financial markets could cause the price of our Common Stock to fluctuate substantially. During the 12 months preceding the date of this prospectus, the price per share of our Common Stock has ranged from a high of $5 1/2 to a low of $1 17/32.

Termination Payments

     Our employment agreements with three of our executive officers include "change of control" provisions, under which the employees may terminate their employment within one year after a change of control, and be entitled to receive specified severance payments and/or continued compensation payments for 60 months. Also, the agreements for both Richard Sullivan and Garrett Sullivan provide for certain "triggering events" which include a change in control, the termination of Richard Sullivan's employment other than for cause, or if Richard Sullivan ceases to hold his current positions with us for any reason other than a material breach of the terms of his employment agreement. In that case, we would be obligated to pay, in cash and/or in stock, $12.1 million and $3.5 million, respectively, to Richard Sullivan and to Garrett Sullivan, in addition to certain other compensation.

     Our obligations to make the payments described in this section could adversely affect our financial condition or could discourage other parties from entering into transactions with us which might be treated as a change in control or triggering event for purposes of these agreements.

Year 2000 Compliance

     Background. Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Millennium Bug" or "Year 2000 problem."

     Assessment. The Year 2000 problem could affect computers, software and other equipment used, operated, or maintained by us. Accordingly, we are reviewing our internal computers, software, applications and related equipment and our systems other than information technology systems to ensure that they will be Year 2000 compliant. We believe that our Year 2000 plan will be completed in all material respects prior to the anticipated Year 2000 failure dates. We spent approximately $.2 million in 1998 on our Year 2000 compliance plan and estimate an additional $.5 million will be spent in 1999, most of which relates to new equipment. There can be no assurance however, that the total costs will be limited to this amount.

     Software Sold to Consumers. We are in the process of identifying all potential Year 2000 problems with any of the software products we develop and market. However, management believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting our software products will be identified or corrected due to the complexity of these products. In addition, these products interact with other third party vendor products and operate on computer systems which are not under our control. For non-compliant products, we are providing recommendations as to how an organization may address possible Year 2000 issues regarding that product. Software updates are available for most, but not all, known issues. Such information is the most currently available concerning the behavior of our products and is provided "as is" without warranty of any kind. However, variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware and hardware could likely lead to lawsuits against us. The outcome of any such lawsuits and the impact on us are not estimable at this time.

     Internal Infrastructure. We believe that our major computers, software applications and related equipment used in connection with our internal operations are not subject to significant Year 2000 problems, because the computer programs used by us are primarily off-the-shelf, recently developed programs from third-party vendors. We are in the process of obtaining assurances from such vendors as to the Year 2000 compliance of their products. Most vendors are reluctant to provide written assurances and, although some vendors may make verbal assurances of Year 2000 compliance, there can be no certainty that the systems utilized by us will not be affected. We have assessed all 40 of our operating locations and have determined that 29 of the 40 locations are Year 2000 compliant. Of the remaining 11 locations, 7 are in the process of upgrading or replacing their current systems and 4 are replacing their systems. All internal infrastructure systems and equipment are expected to be Year 2000 compliant prior to the anticipated Year 2000 failure dates.

     Systems Other than Information Technology Systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators, and other common devices may be affected by the Year 2000 problem. We have assessed all 40 of our operating locations and have determined that 38 of the 40 locations are Year 2000 compliant. The remaining 2 locations are in the process of upgrading or replacing the current systems. All non-information technology systems and equipment are expected to be Year 2000 compliant prior to the anticipated Year 2000 failure dates.

     Suppliers. We have initiated communications with third party suppliers of the major computers, software, and other equipment used, operated, or maintained by us to identify and, to the extent possible, to resolve issues involving the Year 2000 problem. However, we have limited or no control over the actions of these third party suppliers. Thus, while we expect that we will be able to resolve any significant Year 2000 problems with these systems, there can be no assurance that these suppliers will resolve any or all Year 2000 problems with these systems before the occurrence of a material disruption to our business or any of our customers. Any failure of these third parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     Internet. As more of our business is conducted over the internet, it is possible that we experience dispersed, intermittent telecommunications problems experienced by local internet service providers and their users throughout the country and world, preventing those customers from being able to access our Website. This could be combined with, or result from, intermittent power problems which could cause similar problems with accessing the Website. Additionally, many customers may be using older systems which may not be Year 2000 compliant, and this would prevent them from accessing our Website. Under this scenario, we would continue operations, but our Website would be inaccessible to the individuals or groups affected by these problems. If our credit card processors are not Year 2000 compliant, we will not be able to process credit card sales. If our vendors are not Year 2000 compliant, we will not be able to obtain products from our vendors or our vendors may not be able to ship products sold to our customers. In the event of this worst case scenario, we could lose significant revenues from customers unable to purchase from the site, be unable to ensure delivery of products to customers, incur expenses to repair our systems, face interruptions in the work of our employees, lose advertising revenue and suffer damage to our reputation.

     Contingency Plans. At certain subsidiaries, where we feel it is necessary, we are preparing contingency plans relating specifically to identified Year 2000 risks and developing cost estimates relating to these plans. Contingency plans may include stockpiling raw and packaging materials, increasing inventory levels, securing alternate sources of supply and other appropriate measures. We anticipate completion of the Year 2000 contingency plans prior to the anticipated Year 2000 failure dates. Once developed, Year 2000 contingency plans and related cost estimates will be tested in certain respects and continually refined as additional information becomes available.

     Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all Year 2000 problems that could materially adversely affect our business operations and cash flows. However, management believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting us have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, one cannot accurately predict how many Year 2000 problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. As a result, management expects that we may suffer the following consequences:

     A. A significant number of operational inconveniences and inefficiencies for us and our clients that may divert management's time and attention and financial and human resources from its ordinary business activities; and

     B.   A  lesser  number  of  serious   system   failures  that  may  require
          significant efforts by us or our customers to prevent or alleviate material business disruptions.

     Based on the activities described above, we do not believe that the Year 2000 problem will have a material adverse effect on our business, results of operations or cash flows. The estimate of the potential impact on our financial position, overall results of operations or cash flows for the Year 2000 problem could change in the future. The discussion of our efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements. Our ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review.


                                  OUR BUSINESS

General

     We are a full service communications company that provides a wide range of products and services to the wireless, telecommunications and digital data industry. Our goal is to be a single source communications provider that businesses can turn to for integrated communications systems. To achieve this goal, we intend to take advantage of the communication industry's move from analog to digital and from wireline to wireless systems. Our services include the construction and installation of communications infrastructure, the installation of local and wide area networks and the development of specialized software for business applications. We also provide traditional telecommunications services such as long distance toll service, one-number dialing and call centers. We currently operate in the United States, Canada and the United Kingdom.

     The majority of our current operations are the result of acquisitions completed during the last five years. Our net operating revenues were $207.1 million, $103.2 million, $19.9 million, $2.3 million and $0.3 million respectively, in 1998, 1997, 1996, 1995 and 1994. Since 1994 we have completed 39 acquisitions. Management analyzes each acquisition opportunity using criteria including profitability over a two to three year period, the strength of its balance sheet, the strength of its customer base and the experience of its management team. Going forward, we intend to make acquisitions that fit within one of our five primary operating divisions. Since January 1, 1999, we have completed six acquisitions.

Business Divisions

     Prior to March 1999, our business was organized into three, and then eventually, four business groups, or industry segments: the Services and
Solutions Group (formerly the Retail Group), the Computer Group, the Manufacturing Group and the International Group. Each operating business was conducted through a separate subsidiary company directed by its own management team, and each subsidiary company had its own marketing and operations support personnel. Each management team originally reported to our President, who was responsible for overall corporate control and coordination, as well as financial planning. Later, a Group Vice President was added and the management teams reported to the Group Vice President, who ultimately reported to our President. The Chairman was responsible for our overall business and strategic planning.

     In March 1999, we announced a corporate reorganization at which time we named five new divisions as outlined below. Each division is managed by a division president who reports to the Senior Vice President who in turn reports to the President. Each division either has in place or is in the process of hiring a vice president of marketing and a financial controller. We believe we will attain increased operating efficiencies through this reorganization and believe this structure will facilitate the cross marketing of our products and services.

     Our primary businesses, other than Intellesale.com (formerly Inteletek, Inc.) and the Non-Core Business Group, are now organized into five business divisions:

o Telecommunications -- offers a wide range of communications services including interconnect and computer telephony integration, flat rate extended calling area service for commercial and residential accounts, commercial long distance toll service, toll free service, call centers, one number dialing, voice messaging and commercial long distance calling cards.

o Network Infrastructure -- provides personal computer network infrastructure for the development of local and wide area networks as well as site analysis, configuration proposals, training and customer support services.

o Internet -- is focused on developing electronic commerce sites for businesses and providing internet access services to customers of our other divisions.

o Communications Infrastructure -- provides specialty communications contracting services. It is involved in the fabrication, installation, and maintenance of microwave, cellular and digital personal communication services (PCS) towers and the construction and installation of fiber optic, voice/data communications and switchgear systems. The division also provides complete installation, service and maintenance of power distribution systems such as lighting, standby power, alarms, security, video systems, voice/data, network infrastructure and the installation of fiber optics within customer premises. The Communications Infrastructure division has secured contracts and provided services for national accounts such as Sprint, AT&T Wireless, GTE, MCI WorldCom, Wiltel and Pacific Bell.

o Application Technology-- provides software applications for data acquisition, asset management and decision support systems and develops programs for portable data collection equipment, including wireless hand-held devices. Its Flex Connect System links corporate systems to laptops, PDA's, handheld terminals and other mobile devices via wireless or wireline connections. It is also involved in the design, manufacture and support of satellite communication technology including satellite modems, data broadcast receivers and wireless global positioning systems for commercial and military applications. In addition, the division develops and markets peripheral enhancement software that creates a user-friendly environment for sending faxes, email and scanning, copying and managing documents on a desktop computer with a multi-function peripheral device. Integration of these capabilities into a single multifunction program is particularly advantageous to users in small offices, home offices and small workgroup environments.

     As of December 31, 1998, 1997 and 1996, revenues from these divisions together accounted for 57.0%, 48.8% and 70.1%, respectively, of our total revenues.

Intellesale.com

     Intellesale.com, Inc. (formerly Inteletek, Inc.) provides leasing, re-marketing, parts-on-demand and consulting services for mainframe, midrange and PC systems to industrial, commercial and retail organizations. It utilizes e-commerce and traditional distribution channels to market its products.
Intellesale is also a parts supplier and purchases electronic components and other scrap for de-manufacturing and reclamation of precious materials, steel, aluminum and copper.

     As of December 31, 1998, 1997 and 1996, revenues from Intellesale accounted for 29.4%, 38.2% and 10.0%, respectively, of our total revenues.

     On September 14, 1999, our subsidiary Intellesale.com, Inc. filed a registration statement with the Securities and Exchange Commission in connection with its proposed initial public offering. In addition to Intellesale.com selling primary shares, we expect to sell shares of Intellesale.com stock as a selling shareholder. Although the registration statement has been filed with the Securities and Exchange Commission, it has not yet become effective, and no assurances can be given that such offering will be completed.

The Non-Core Business Group

     This group is comprised of four individually managed companies whose businesses are as follows:

o Gavin-Graham Electrical Products is a custom manufacturer of electrical products, specializing in digital and analog panelboards, switchboards, motor controls and general control panels. The company also provides custom manufacturing processes such as shearing, punching, forming, welding, grinding, painting and assembly of various component structures.

o Ground Effects, Ltd., based in Windsor, Canada, is a certified manufacturer and tier one supplier of standard and specialized vehicle accessory products to the automotive industry. The company exports over 80% of the products it produces to the United States, Mexico, South America, the Far East and the Middle East.

o    Hopper  Manufacturing Co., Inc.  remanufactures and distributes  automotive
     parts.  This  primarily  includes  alternators,   starters,   water  pumps,
     distributors and smog pumps.

o Innovative Vacuum Solutions, Inc. designs, installs and re-manufactures vacuum systems used in industry.

     Cra-Tek Company and C.T. Specialist, Inc., formerly part of this group, are now part of our Communications Infrastructure division.

     As of December 31, 1998, 1997 and 1996, revenues from this business group accounted for 13.6%, 13.0% and 19.3%, respectively, of our total revenues.

     We announced our intention to divest, in the ordinary course of business, these non-core businesses at such time and on such terms as the board of directors determines advisable. There can be no assurance that we will divest of any or all of these businesses or as to the terms of any divestiture transaction.

                              SELLING SHAREHOLDERS

     The following tables set forth information regarding the ownership of our Common Stock by the Selling Shareholders and the shares being offered under this prospectus. We are providing separate tables for each of the registration statements which we have previously filed, which are being amended by the amendments of which this prospectus is a part.

     We have issued the shares from time to time (a) in various acquisition transactions, (b) in consideration for services rendered, including services under employment agreements and employee bonuses, and (c) on exercises of warrants or options, all as described in the footnotes to the following tables. The registration of the shares has been effected pursuant to agreements entered into by us with the Selling Shareholders.

     The percentage owned prior to and after the offering reflects the outstanding common shares at the time of the applicable registration statement. The amount and percentage owned after the offering assumes the sale of all of the Common Stock being registered on behalf of the Selling Shareholders.

     The following table provides information about the selling shareholders referred to in Registration Statement No. 333-25431, filed April 18, 1997:


                                                                        Number of
                                           Ownership Prior to the     Shares Offered      Ownership After
          Selling Shareholder                     Offering                Hereby           the Offering
-----------------------------------------  ----------------------     --------------      ---------------
                                                Shares          %                         Shares        %
                                                ------         ---                        ------       ---
Scott Axon...............................        25,243         *           7,500(1)       17,743       *
Larry Axon...............................        15,000         *           7,500(1)        7,500       *
Baraban Securities.......................         5,665         *           2,919(2)        2,746       *
H. Sherman Burling.......................        36,422(3)      *          36,422               0       -
Edward L. Cummings.......................         9,368(2)      *           9,368               0       -
Ralph E. Davies..........................        14,328(4)      *          14,328               0       -
Equity Tech LLC..........................        20,000(5)      *          20,000               0       -
Great Bay Technology, Inc................       505,127       6.63%       100,000(2)      405,127     5.32%
Barry S. Hanburger.......................         9,367(2)      *           9,367               0       -
William A. Husa..........................         3,140         *           3,140               0       -
Mary C. & George H. Walker and John   J.
  Goebel, Trustees of the George
  Herbert Walker Foundation U/A dated
  10/19/58...............................        12,250(6)      *          12,250               0       -
James Farmsworth.........................         3,200(6)      *           3,200               0       -
Morgan Trust U/A dated 1/4/88
Tom Morgan Trustee.......................         3,750(6)      *           3,750               0       -
Conrad Von Bibra-Channel.................         7,000(6)      *           7,000               0       -
Citizen Auto Stage Company...............        15,000(6)      *          15,000               0       -
HOW & CO f/b/o Monsanto
  Master Trust...........................       108,800(6)    1.43%       108,800               0       -
Maple Business Consultants...............        42,671         *          30,545(7)       12,126       *
John Martin..............................         5,000(8)      *           5,000               0       -
J. Alexander Securities..................         2,000(2)      *           2,000               0       -
North American Corporate
 Consultants.............................        10,000         *           5,000(2)        5,000       *
Reovest..................................         1,020         *             510(2)          510       *
Marc Sherman ............................       107,190(9)    1.41%       107,190               0       -
Garrett A. Sullivan .....................       220,000(10)   2.89%       100,000         120,000     1.58%
Mario Bucca..............................        41,213(11)     *          41,213               0       -

                                                                        Number of
                                           Ownership Prior to the     Shares Offered      Ownership After
          Selling Shareholder                     Offering                Hereby           the Offering
-----------------------------------------  ----------------------     --------------      ---------------
                                                Shares          %                         Shares       %
                                                ------         ---                        ------      ---

Oscar A. Morilla.........................        41,213(11)     *          41,213               0       -
Louis R. Notte...........................        41,213(11)     *          41,213               0       -
Anthony R. Palumbo.......................        41,213(11)     *          41,213               0       -
Emerson Crooks...........................        41,213(11)     *          41,213               0       -
Ronald M. Kaplan.........................       113,792(12)   1.49%       113,792               0       -
Frank Giacona............................        45,445(12)     *          45,445               0       -
Alan Kaplan..............................        90,986(12)   1.19%        90,986               0       -
Edelson Technology Partners..............       139,073(12)   1.83%       139,073               0       -
Stanley O. Hopper........................       170,149(13)   2.23%       170,149               0       -
Stephen M. Hopper........................         8,955(13)     *           8,955               0       -
Donna W. Pizarro.........................       190,833(14)   2.51%       190,833               0       -
Michael A. Erickson......................       268,836(15)   3.53%       268,836               0       -
Joel L. Owens............................        31,917(15)     *          31,917               0       -
                                              =============             =========         =======
                    Total                     2,488,805                 1,918,053         570,752
                                              =============             =========         =======

--------------------
(1) Represents shares of Common Stock received in consideration for the cancellation of a royalty agreement with us pursuant to which the Axons were to receive 2% of the revenue of our Software Development and Services Division for a period of ten years. The Axons were the original owners of Axcom Computer Consultants, our predecessor.
(2) Represents shares of Common Stock received in consideration for services rendered to us.
(3) Represents shares of Common Stock received in connection with the purchase by Burling Instruments, Inc., one of our subsidiaries, of its office and manufacturing facilities.
(4) Represents shares of Common Stock received for acting as a broker in our acquisition of Hopper Manufacturing Co., Inc. See footnote 13 below.
(5) Represents shares of Common Stock received pursuant to the acquisition by Tech-Tools, Inc., one of our subsidiaries, of DataBoss software in August 1995.
(6) Represents shares of Common Stock received in consideration for $600,000 of working capital provided by Kennedy Capital Management, Inc., an affiliate of such Selling Shareholder, to us in December 1996 and January and February 1997.
(7) Represents shares of Common Stock received for acting as a broker in our acquisition of MVAK Technologies, Inc. See footnote
       12 below.
(8) Represents shares of Common stock issued as a bonus on January 11, 1996. Mr. Martin is our employee.
(9) Represents shares of Common Stock received by Mr. Sherman in connection with the Amendment to Agreement of Sale, dated as of November 13, 1996, among us, Mr. Sherman and Universal Commodities Corp. ("UCC"). Mr.
       Sherman is President of UCC, which is one of our subsidiaries. Mr. Sherman received 581,818 shares of Common Stock when we purchased 80% of UCC. Our share registry does not reflect Mr. Sherman as an owner of record of these shares as of April 17, 1997.
(10) Represents 20,000 shares of Common Stock, "H" warrants to purchase 100,000 shares of Common Stock and "I" warrants to purchase 100,000 shares of Common Stock. The 100,000 shares of Common Stock being offered hereunder by Mr. Sullivan represent the shares of Common Stock underlying the "H" warrants. Prior to this offering, Mr. Sullivan owned 28.57% of the outstanding "H" warrants. Mr. Sullivan is our President and one of our directors.
(11) Represents shares of Common Stock received pursuant to our acquisition of an 80% interest in US Electrical Products Corp., effective as of December 1, 1996.
(12) Represents shares of Common Stock received pursuant to our acquisition of MVAK Technologies, Inc. effective as of February 1, 1997.
(13) Represents shares of Common Stock received pursuant to our acquisition of Hopper Manufacturing Co., Inc. effective as of January 1, 1997.
(14) Represents shares of Common Stock received pursuant to the acquisition by UCC of an 80% interest in Pizarro Re-Marketing, Inc. effective as of January 1, 1997.
(15) Represents shares of Common Stock received pursuant to the acquisition by UCC of an 80% interest in Norcom Resources, Inc. effective as of January 1, 1997.

     The following table provides information about the selling shareholders referred to in Registration Statement No. 333-37713, filed October 10, 1997:

                                                                           Number of Shares    Ownership After
                                                 Ownership Prior to the      Offered Hereby    the Offering if
           Selling Shareholder                          Offering                               all Shares are
                                                                                                    Sold
--------------------------------------------- ------------------------------------------------------------------
                                                   Shares            %                         Shares      %
                                                   ------           ---                        ------     ---

James M. Shaver                                 1,433,600 (1)       7.81%      1,433,600         0         --
Herman J. Valdez                                  614,400 (1)       3.35%        614,400         0         --
Lee W. Murray                                      28,800 (2)        *            28,800         0         --
Russell S. Gardner, III                            28,800 (2)        *            28,800         0         --
Livingston Davies                                 158,272 (3)        *           158,272         0         --
Livingston Davies Irrevocable Trust                78,713 (3)        *            78,713         0         --
John H. Knowles, Jr.                               87,459 (3)        *            87,459         0         --
Timothy Hilton--Knowles Minority Trust             10,344 (3)        *            10,344         0         --
Jospeh Dillon Knowles Minority Trust               10,344 (3)        *            10,344         0         --
Cameron LaCroix Knowles Minority Trust             10,344 (3)        *            10,344         0         --
Andor Co., Ltd.                                   355,477 (3)       1.94%        355,477         0         --
Robin James Smith-Saville                         231,970 (4)       1.26%        231,970         0         --
Else Meyland Smith                                  6,058 (4)        *             6,058         0         --
Lawrence Jan Martin Smith                           9,086 (4)        *             9,086         0         --
Susan Mary Smith                                    9,086 (4)        *             9,086         0         --
Stephen Kingsley Barton                             2,844 (4)        *             2,844         0         --
Managed Technology Investors                      160,705 (4)        *           160,705         0         --
Geoffrey John Walker                               37,231 (4)        *            37,231         0         --
Peter Martin Terrell                                6,058 (4)        *             6,058         0         --
Melvin Barmat                                         948 (4)        *               948         0         --
Robin Bernard Michaelson                           11,934 (4)        *            11,934         0         --
D. J. Davis                                         2,226 (5)        *             2,226         0         --
Kevin O'Keefe & Associates                         10,016 (5)        *            10,016         0         --
Lora R. Steinmann                                 800,080 (6)       4.36%        800,080         0         --
E. Kurt Steinmann                                 109,760 (6)        *           109,760         0         --
Dolores L. Franco                                  30,800 (6)        *            30,800         0         --
Eric J. Steinmann                                 123,840 (6)        *           123,840         0         --
Lance J. Umbertis                                 149,040 (6)        *           149,040         0         --
Josef M. Steinman                                 149,040 (6)        *           149,040         0         --
Lohr N. Bangle                                      9,200 (6)        *             9,200         0         --
Robert A. Bospflug                                 17,040 (6)        *            17,040         0         --
Scott A. Capistrano                                10,000 (6)        *            10,000         0         --
Andrea L. Downs                                     6,240 (6)        *             6,240         0         --
Craig C. Gibble                                    16,720 (6)        *            16,720         0         --
Pamela L. Pittman                                  27,200 (6)        *            27,200         0         --
Gaylord S. Poiry                                    6,000 (6)        *             6,000         0         --
Victor S. Ahern                                    16,240 (6)        *            16,240         0         --
Arie W. Bos                                        13,040 (6)        *            13,040         0         --
Patricia A. Miller                                  2,160 (6)        *             2,160         0         --
Heinz J. Steinmann                                 18,000 (6)        *            18,000         0         --
Lance R. Steinmann                                 16,800 (6)        *            16,800         0         --
Daniel P. Wolfe                                     9,680 (6)        *             9,680         0         --
Randy C. Zachary                                    6,000 (6)        *             6,000         0         --
STC Netcom, Inc. Employees' Trust                  63,120 (6)        *            63,120         0         --
William A. Forkner                                 35,000 (7)        *            35,000         0         --
William A. Husa                                    35,000 (7)        *            35,000         0         --
Karen Clement                                       1,000 (8)        *             1,000         0         --
John Kunish                                        20,000 (9)        *            20,000         0         --
John McCarthy                                      20,000 (9)        *            20,000         0         --
Kay E. Langsford                                    5,000 (9)        *             5,000         0         --


                                                                           Number of Shares    Ownership After
                                                 Ownership Prior to the      Offered Hereby    the Offering if
           Selling Shareholder                          Offering                               all Shares are
                                                                                                    Sold
--------------------------------------------- ----------------------------------------------------------------
                                                   Shares            %                        Shares      %
                                                   ------           ---                       ------     ---

Andrew Werdeman                                     2,000 (9)        *             2,000           0      --
Phillip Tranbarger                                  5,000 (9)        *             5,000           0      --
Richard J. Sullivan                             1,848,374 (9)(10)  10.06%        891,374     957,000     5.21%
Garrett A. Sullivan                               370,000 (9)(11)   2.01%        120,000     250,000     1.36%
John Beasley                                       10,503 (12)       *            10,503           0      --
J. Alexander Securities, Inc.                       1,000 (13)       *             1,000           0      --
North American Corporate Consultants                  500 (13)       *               500           0      --
Reovest, Inc.                                         121 (13)       *               121           0      --
Hayden, Buczeck & Associates                        8,000 (13)       *             8,000           0      --
Merra, Kanakis, Creme & Mellor, P.C.                  940 (13)       *               940           0      --
Ira Miller & Co.                                   62,500 (13)       *            62,500           0      --
Scott Kelly                                        12,500 (13)       *            12,500           0      --
Vincent F. & Kim N. Lo Castro, Joint
  Tenants                                         550,000 (14)      2.99%        550,000           0      --
The Bruce Reale Revocable Trust dated
  8/1/90,  Bruce Reale & The Reale
  Family Limited Partnership                    1,282,966 (15)      6.99%      1,256,240      26,726      *
Scott R. Silverman                                101,240 (16)       *           101,240           0      --
David A. Loppert                                  100,000 (17)       *           100,000           0      --
Marc Sherman                                      423,480 (18)      2.31%         23,480     400,000     2.18%
Daniel E. Penni                                    81,865 (19)       *            45,000      36,865      *
Angela M. Sullivan                                  5,000 (20)(21)   *             5,000           0      --
Arthur F. Noterman                                  5,000 (20)       *             5,000           0      --
Capital Alliance Corp.                            159,695 (22)       *            94,167      65,528      *
Rigo Felix                                          6,726 (23)       *             6,726           0      --
Gary A. Gray                                      140,000 (24)       *           100,000      40,000      *
Attkisson, Carter & Akers                         200,000 (25)      1.09%        200,000           0      --
Dominick & Dominick                               250,000 (26)      1.36%        250,000           0      --
Lokken, Chesnut and Cape                          248,500 (27)      1.35%        125,000     123,500      *
Sherri Sheerr                                     158,351 (28)       *           158,351           0      --
Harvey H. Newman                                  235,547 (29)      1.28%        235,547           0      --
Martin D. Zuckerman                               226,309 (29)      1.23%        226,309           0      --
Edward L. Cummings                                 22,858 (30)       *            13,490       9,368      *
Charles Newman                                      5,000 (31)       *             5,000           0      --
James Folts                                         5,173 (32)       *             5,173           0      --
Mark Crowley                                        6,181 (32)       *             6,181           0      --
Mark Gilles                                           863 (32)       *               863           0      --
David Hagedorn                                        432 (32)       *               432           0      --
Todd S. Larchuk                                       691 (32)       *               691           0      --
Vincent Ravo                                        6,181 (32)       *             6,181           0      --
Matthew Runo                                          518 (32)       *               518           0      --
Edelson Technology Partners II                    325,051 (32)      1.77%        325,051           0      --
4C Ventures                                        81,490 (32)       *            81,490           0      --
RH Investment Group No. 1                           5,563 (32)       *             5,563           0      --
Michael Epstein                                    15,520 (32)       *            15,520           0      --
Roger Miller                                       15,198 (32)       *            15,198           0      --
Ian G. Miller Trust                                   976 (32)       *               976           0      --
Helen E. Miller Trust                                 247 (32)       *               247           0      --
Lee Katherine Miller Trust                            247 (32)       *               247           0      --
Charles W. Miller Trust                               247 (32)       *               247           0      --
Nicholas J. Miller Trust                              247 (32)       *               247           0      --
Ludwig Kapp                                        43,379 (32)       *            43,379           0      --
Charitable Lead Trust                               7,858 (32)       *             7,858           0      --
Dorothy E. Pattee                                  15,717 (32)       *            15,717           0      --
Douglas Kemmerer                                      345 (32)       *               345           0      --


                                                                           Number of Shares    Ownership After
                                                 Ownership Prior to the      Offered Hereby    the Offering if
           Selling Shareholder                          Offering                               all Shares are
                                                                                                    Sold
--------------------------------------------- ------------------------------------------------------------------
                                                   Shares            %                         Shares       %
                                                   ------           ---                        ------      ---

Bonnie Jennings                                         3 (32)       *                 3           0       --
Scott Cusins                                           43 (32)       *                43           0       --
Tara Mezzanotte                                         3 (32)       *                 3           0       --
Tracy Mocha                                           130 (32)       *               130           0       --
Ron Williamson                                          9 (32)       *                 9           0       --
John F. Reap                                       26,176 (32)       *            26,176           0       --
Edward Feldman                                     20,352 (32)       *            20,352           0       --
Elizabeth B. & Donald C. Lennox, Joint
  Tenants                                          20,296 (32)       *            20,296           0       --
George S. & Carol C. Anton, Joint Tenants           7,235 (32)       *             7,235           0       --
Suzann E. & Michael S. Nielsen, Joint
  Tenants                                           1,624 (32)       *             1,624           0       --
Brian J. & Jeanne K. Daly, Joint Tenants            8,454 (32)       *             8,454           0       --
William H. McEvoy                                     377 (32)       *               377           0       --
Robert W. Long                                        449 (32)       *               449           0       --
Scott Bartolett                                     4,134 (32)       *             4,134           0       --
Jo Ann & Anthony J. Nicoletti, Joint
  Tenants                                              17 (32)       *                17           0       --
Claire L. & Thomas A. Frew, Joint Tenants               9 (32)       *                 9           0       --
Debora Adams                                          267 (32)       *               267           0       --
Alice Christensen                                     259 (32)       *               259           0       --
Karen L. Murphy                                       267 (32)       *               267           0       --
David Shafer                                          267 (32)       *               267           0       --
Kevin M. Stewart                                      210 (32)       *               210           0       --
Donald P. Proefrock                                    25 (32)       *                25           0       --
Albert V. & Diane J. Narusberg, Joint
  Tenants                                              25 (32)       *                25           0       --
Ronald M. Kaplan                                   18,204 (33)       *            18,204           0       --
CoreStates Bank, N.A.                             240,265 (34)      1.31%        240,265           0       --
                                               ----------                     ----------   ---------
  Total                                        12,425,914                     10,516,927   1,908,987
                                               ==========                     ==========   =========

*      Represents ownership of less than one percent.
(1) Represents shares of Common Stock received pursuant to our acquisition of an 80% interest in Advanced Telecommunications, Inc., effective as of April 1, 1997.
(2) Represents shares of Common Stock received pursuant to our acquisition of a 100% interest in DLS Service Corporation., effective as of July 1, 1997.
(3) Represents shares of Common Stock received pursuant to our acquisition of a 100% interest in Intermatica, Inc., effective as of June 30, 1997.
(4) Represents shares of Common Stock received pursuant to our acquisition of an 80% interest in Signal Processors, Ltd., effective as of April 1, 1997.
(5) Represents shares of Common Stock for acting as a broker in our acquisition of Signal Processors, Ltd.
(6) Represents shares of Common Stock received pursuant to our acquisition of an 80% interest in STC Netcom, Inc., effective as of July 1, 1997.
(7) Represents shares of Common Stock for acting as a broker i n our acquisition of STC Netcom, Inc.
(8) Represents shares of Common Stock issued as a bonus on March 3, 1997. Ms. Clement is an employee of one of our subsidiaries.
(9) Represents shares of Common Stock issued as a bonus to certain of our employees or those of our subsidiaries on January 11, 1996.


                                       16

(10) Includes (a) 50,000 shares of Common Stock issued as a bonus to certain of our employees or those of our subsidiaries on January 11, 1996, (b) 48,109 shares of Common Stock received pursuant to an employment agreement between us and Mr. Sullivan in lieu of cash compensation for the year beginning June 1, 1997, (c) 193,265 shares of Common Stock issued to The Bay Group, Inc. for services rendered, and (d) 600,000 shares issuable on exercise (at a purchase price of $3.00 per share) of Class N Warrants issued to Great Bay Technology, Inc. in 1997, in consideration for its agreement to exercise certain previously-issued warrants. The Bay Group is owned by Richard J. Sullivan and Angela M. Sullivan, one of our Directors. Richard J. Sullivan, Angela M. Sullivan and Stephanie Sullivan are the controlling shareholders of Great Bay Technology, Inc.
(11) Includes (a) 20,000 shares of Common Stock issued as a bonus to certain of our employees or those of our subsidiaries on January 11, 1996, (b) 100,000 shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class N Warrants issued to Mr. Sullivan in 1997, in consideration for his agreement to exercise certain previously-issued warrants.
(12) Represents shares of Common Stock received pursuant to an Employment Agreement between us, our subsidiary, Atlantic Systems, Inc., and Mr. Beasley. Mr. Beasley is an employee of Atlantic Systems, Inc.
(13) Represents shares of Common Stock received in consideration for services rendered to us.
(14) Represents 650,000 shares of Common Stock received in exchange for 48,000 shares of our Redeemable Preferred Stock. Shortly after receiving the shares of Common Stock, Mr. & Mrs. Lo Castro exchanged 100,000 of these restricted shares of Common Stock for 100,000 shares of registered Common Stock with The Reale Family Limited Partnership (see 15 below).
(15) Includes (a) 676,726 shares owned by The Bruce Reale Revocable Trust dated 8/1/90, (b) 100,000 shares owned by The Reale Family Limited Partnership, (c) 26,240 shares owned by Bruce Reale and (d) 480,000 shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class P Warrants issued to The Bruce Reale Revocable Trust in 1997, in consideration for his agreement to exercise certain previously-issued warrants.
(16) Represents (a) 75,000 shares of Common Stock purchased from us on June 23, 1997 under a note purchase agreement, and (b) 26,240 shares of Common Stock received for acting as a broker in our acquisition of Advanced Telecommunications, Inc. Mr. Silverman is an officer of one of our subsidiaries.
(17) Represents shares of Common Stock purchased from us on May 9, 1997 under a note purchase agreement. Mr. Loppert is our Vice President, Treasurer and Chief Financial Officer.
(18) Includes (a) 9,990 shares of Common Stock received by Mr. Sherman in connection with an Amendment to Agreement of Sale dated as of September 30, 1997, among us, Mr. Sherman and Universal Commodities Corp. ("UCC"). Mr. Sherman is President of UCC, one of our subsidiaries; (b) 4,443 shares of Common Stock as a finders fee in connection with UCC's acquisition of Cybertech Station, Inc. (see note 29 below); and (c) 9,047 shares of Common Stock as a finders fee in connection with UCC's acquisition of PPL, Ltd (see note 30 below). Mr. Sherman received 581,818 shares of Common Stock when we purchased 80% of UCC. Our share registry does not reflect Mr. Sherman as an owner of record of these shares as of November 12, 1997. As of November 12, 1997, Mr.
       Sherman has represented that he beneficially owns 423,480 shares of Common Stock.
(19) Represents (a) 5,000 shares of Common Stock received for services rendered as one of our Directors, (b) 30,000 shares for prior services rendered to us for the period from 1995 - 1997, and (c) 10,000 shares for the conversion of a loan to us.
(20) Represents shares of Common Stock received for services rendered as one of our Directors. (21) Ms. Sullivan is married to Richard J. Sullivan, our Chairman and Chief Executive Officer.
(22) Includes 54,167 shares of Common Stock received in exchange for 4,000 shares of our Redeemable Preferred Stock and 40,000 shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of
       Class P Warrants issued to Capital Alliance Corp. in 1997, in consideration for its agreement to exercise certain previously-issued warrants.
(23) Represents 6,726 shares of Common Stock received in exchange for 21,158 shares of common stock in Cra-Tek Company. Effective as of August 1, 1996, we purchased 80.1% of the outstanding common shares of Cra-Tek Company and has an option to acquire the remaining 19.9%. The 21,158 shares acquired represents an additional 1.8% of Cra-Tek's outstanding shares.
(24) Represents shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class N Warrants issued to Mr. Gray in 1997, in consideration for his agreement to exercise certain previously-issued warrants.
(25) Represents shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class O Warrants issued to Attkisson, Carter & Akers in 1997 in consideration for investment banking services and assisting us in private placements of warrants.
(26) Represents shares of Common Stock issuable on exercise (at a purchase price of $8.375 per share) of Class Q Warrants issued to Dominick & Dominick in 1997, in consideration for its agreement to exercise certain previously-issued warrants.

                                       17

(27) Includes 125,000 shares of Common Stock issuable on exercise (at a purchase price of $8.375 per share) of Class R Warrants issued to Lokken, Chesnut & Cape in 1997, in consideration for its agreement to exercise certain previously-issued warrants.
(28) Represents shares of Common Stock received pursuant to our subsidiary, UCC's, acquisition of an 80% interest in Cybertech Station, Inc., effective as of July 1, 1997.
(29) Represents shares of Common Stock received pursuant to our subsidiary, UCC's, acquisition of an 80% interest in PPL, Ltd., effective as of July 1, 1997.
(30) Includes (a) 4,444 shares of Common Stock as a finders fee in connection with UCC's acquisition of Cybertech Station, Inc.; and (b) 9,046 shares as a finders fee in connection with UCC's acquisition of PPL. Ltd.
(31) Represents shares of Common Stock as a finders fee in connection with UCC's acquisition of PPL. Ltd.
(32) Represents shares of Common Stock received pursuant to our acquisition of a 100% interest in Alacrity Systems, Inc., effective as of October 1, 1997.
(33) Represents shares of Common Stock as a finders fee in connection with our acquisition of Alacrity Systems, Inc.
(34) Represents shares of Common Stock issuable on exercise (at a purchase Price of $6.00 per share) of Class S Warrants issued to CoreStates Bank, N.A. in October, 1997 as collateral for a loan to one of our subsidiaries.

     The following table provides information about the selling shareholders referred to in Registration Statement No. 333-45139, filed January 28, 1998:

                                                                           Number of Shares    Ownership After
                                                 Ownership Prior to the      Offered Hereby    the Offering if
           Selling Shareholder                          Offering                               all Shares are
                                                                                                    Sold
--------------------------------------------- ------------------------------------------------------------------
                                                   Shares           %                        Shares      %
                                                   ------          ---                       ------     ---
Howes Family Trust U/T/A dated 7/13/92            692,694 (1)     3.26%         692,694           0     --
Heather E. Howes                                    4,318 (1)       *             4,318           0     --
Dylan D. Howes                                      4,318 (1)       *             4,318           0     --
Ralph E. Davies                                    71,432 (2)(3)    *            56,280      15,152     *
Roger W. Miller                                    24,325 (4)(5)    *             1,497      22,828     *
CCF/Cannet, LP                                    325,072 (4)     1.53%         325,072           0     --
Telus Co., Inc.                                   187,226 (4)       *           187,226           0     --
Montague Guild Residuary Trust                     35,839 (4)       *            35,839           0     --
Robert E. LaBlanc Associates, Inc.                 28,473 (4)       *            28,473           0     --
Bruce E. Cooperman                                 72,230 (4)       *            72,230           0     --
William M. Simpson                                 13,609 (4)       *            13,609           0     --
                                                ---------                     ---------      ------
         Total                                  1,459,536                     1,421,556      37,980
                                                =========                     =========      ======

*    Represents ownership of less than one percent.
(1) Represents shares of Common Stock received pursuant to our acquisition of a 100% interest in C.T. Specialists, Inc., effective as of October 1, 1997.
(2) Represents shares of Common Stock received from the Howes Family Trust as a finders fee in connection with the sale of the Howes Family Trust's interest in C.T. Specialists, Inc. to us.
(3) After this offering, Mr. Davies will own 15,152 shares of Common Stock, representing ownership of less than one percent.
(4) Represents shares of Common Stock received pursuant to our acquisition of a 100% interest in Canadian Network Services, Inc., effective as of October 1, 1997. These shares, totaling 663,946 in the aggregate, represent 51.28% of the 1,294,673 total shares issued by us in connection with its 100% acquisition of Canadian Network Services, Inc.
(5) After this offering, Mr. Miller will own 22,828 shares of Common Stock, representing ownership of less than one percent.

     The following table provides information about the selling shareholders referred to in Registration Statement No. 333-51067, filed April 27, 1998:

                                                                                               Ownership After The
                                              Ownership Prior to The      Number of Shares       Offering if all
           Selling Shareholder                       Offering              Offered Hereby        Shares are Sold
------------------------------------------   -------------------------  ---------------------  ---------------------
                                               Shares           %                                  Shares     %
                                               ------          ---                                 ------    ---

Sherri Sheerr                                      195,284      *              36,933 (1)           158,351    *
Harvey H. Newman                                   256,872      *              21,325 (2)           235,547    *
Martin D. Zuckerman                                246,797      *              20,488 (2)           226,309    *


                                                                                               Ownership After The
                                              Ownership Prior to The      Number of Shares       Offering if all
           Selling Shareholder                       Offering              Offered Hereby        Shares are Sold
------------------------------------------   -------------------------  ---------------------  ---------------------
                                               Shares           %                                  Shares     %
                                               ------          ---                                 ------    ---
Edward L. Cummings                                  49,200      *              21,221 (3)            27,979    *
Marc Sherman                                       478,918    1.69%           184,117 (4)           294,801  1.04%
Charles Newman                                      10,453      *               5,453 (5)             5,000    *
Barry S. Hanburger                                   5,000      *               5,000 (6)                 0   --
Michael Stalteri, Jr.                                  500      *                 500 (6)                 0   --
Edelson Technology Partners II, LP                 948,274    3.35%           623,223 (7)           325,051  1.15%
James Folts                                          2,597      *               2,597 (8)                 0   --
Mark Crowley                                         9,284      *               3,103 (8)             6,181    *
Mark Gilles                                          1,297      *                 434 (8)               863    *
David Hagedorn                                         648      *                 216 (8)               432    *
Todd S. Larchuk                                      1,038      *                 347 (8)               691    *
Vincent Ravo                                         9,284      *               3,103 (8)             6,181    *
Matthew Runo                                           778      *                 260 (8)               518    *
4C Ventures                                        122,400      *              40,910 (8)            81,490    *
RH Investment Group No. 1                            8,356      *               2,793 (8)             5,563    *
Michael Epstein                                     23,311      *               7,791 (8)            15,520    *
Roger W. Miller                                     24,325      *               7,630 (8)            16,695    *
Ian G. Miller Trust                                  1,465      *                 489 (8)               976    *
Helen E. Miller Trust                                  371      *                 124 (8)               247    *
Lee Katherine Miller Trust                             371      *                 124 (8)               247    *
Charles W. Miller Trust                                371      *                 124 (8)               247    *
Nicholas J. Miller Trust                               371      *                 124 (8)               247    *
Ludwig Kapp                                         65,156      *              21,777 (8)            43,379    *
Gordon B. Pattee                                     5,900      *               1,970 (8)             3,930    *
Anne L. Pattee                                       5,903      *               1,975 (8)             3,928    *
Dorothy E. Pattee                                   23,607      *               7,890 (8)            15,717    *
Douglas Kemmerer                                       519      *                 174 (8)               345    *
Bonnie Jennings                                          4      *                   1 (8)                 3    *
Scott Cusins                                            65      *                  22 (8)                43    *
Tara Mezzanotte                                          5      *                   2 (8)                 3    *
Tracy Mocha                                            195      *                  65 (8)               130    *
Ron Williamson                                          13      *                   4 (8)                 9    *
John F. Reap                                        26,316      *              13,140 (8)            13,176    *
Edward Feldman                                      30,569      *              10,217 (8)            20,352    *
Elizabeth B. & Dean C. Lennox, Joint Tenants        30,484      *              10,188 (8)            20,296    *
George S. & Carol C. Anton, Joint Tenants           10,867      *               3,632 (8)             7,235    *
Suzann E. & Michael S. Nielsen, Joint Tenants        2,440      *                 816 (8)             1,624    *
Brian J. & Jeanne K. Daly, Joint Tenants            12,697      *               4,243 (8)             8,454    *
William H. McEvoy                                      566      *                 189 (8)               377    *
Robert W. Long                                         674      *                 225 (8)               449    *
Scott Bartolett                                      6,209      *               2,075 (8)             4,134    *
Jo Ann & Anthony J. Nicoletti, Joint Tenants            26      *                   9 (8)                17    *
Claire L. & Thomas A. Frew, Joint Tenants               13      *                   4 (8)                 9    *
Debora Adams                                           401      *                 134 (8)               267    *
Alice Christensen                                      389      *                 130 (8)               259    *
Karen L. Murphy                                        401      *                 134 (8)               267    *
David Schafer                                          401      *                 134 (8)               267    *
Kevin M. Stewart                                       316      *                 106 (8)               210    *


                                                                                               Ownership After The
                                              Ownership Prior to The      Number of Shares       Offering if all
           Selling Shareholder                       Offering              Offered Hereby        Shares are Sold
------------------------------------------   -------------------------  ---------------------  ---------------------
                                               Shares           %                                  Shares     %
                                               ------          ---                                 ------    ---

Donald P. Proefrock                                     38      *                  13 (8)                25    *
Albert V. & Diane J. Narusberg, Joint
  Tenants                                               38      *                  13 (8)                25    *
Michael S. Andison                                  56,248      *              56,248 (9)                 0   --
James G. Knight                                     56,248      *              56,248 (9)                 0   --
Georges H. Roy                                      56,248      *              56,248 (9)                 0   --
M.L. Carole Boisvert                                   517      *                 517 (9)                 0   --
Johna L. Giraldi                                       517      *                 517 (9)                 0   --
J. Daniel Grondin                                      517      *                 517 (9)                 0   --
Edward Lorinz                                          388      *                 388 (9)                 0   --
Ronald M. Kaplan                                    61,867      *              43,663 (10)           18,204    *
Sanne Trust Company Limited as Trustee of
  the Smith Trust                                  663,656    2.34%           657,598 (11)            6,058    *
Melvin Barmat                                        2,619      *               2,619 (11)                0   --
Stephen Kinglsey Barton                              3,060      *               3,060 (11)                0   --
Lawrence Jan Martin Smith                           15,863      *               9,777 (11)            6,086    *
Susan Mary Smith                                    15,863      *               9,777 (11)            6,086    *
MTI Nominees, Ltd.                                 333,623    1.18%           172,918 (11)          160,705    *
Geoffrey John Walker                                77,291      *              40,060 (11)           37,231    *
Peter Martin Terrell                                12,576      *               6,518 (11)            6,058    *
Robert Bernard Michaelson                           24,774      *              12,840 (11)           11,934    *
D. J. Davis                                          2,386      *               2,386 (12)                0   --
R. Kevin O'Keefe                                    10,740      *              10,740 (12)                0   --
Andrew Hidalgo                                       1,000      *               1,000 (13)                0   --
Larry Wasielewski                                   41,000      *              10,000 (14)           31,000    *
Gary A. Gray                                        30,900      *              10,000 (15)           20,900    *
Hayden, Buczek & Associates                         23,500      *              15,500 (16)            8,000    *
Merra, Kanakis, Creme &
   Mellor, PC.                                       2,955      *               2,015 (16)              940    *
Dana Barbera                                         1,663      *               1,663 (16)                0   --
Markus W. Pope                                       1,263      *               1,263 (16)                0   --
Andrew B. Werderman                                    376      *                 376 (16)                0   --
Roger Nation                                         1,000      *               1,000 (16)                0   --
John Beasley                                         4,462      *               4,462 (16)                0   --
Ralph E. Davies                                     71,432      *              15,152 (17)           56,280    *
William A. Husa                                     15,152      *              15,152 (17)                0   --
Michael A. Erickson                                229,017      *              76,281 (18)          152,736    *
Joel L. Owens                                        7,467      *               7,467 (19)                0   --
James A. Fath                                          667      *                 667 (20)                0   --
Robert A. Buchanan                                     222      *                 222 (20)                0   --
Jamie P. Owens                                         667      *                 667 (20)                0   --
Jeanne M. Lechner                                      667      *                 667 (20)                0   --
Donna W. Pizarro                                   168,556      *              42,723 (21)          125,833    *
John K. Murray                                     485,651    1.71%           100,000 (22)          385,651  1.36%
Anat Ebenstein                                      22,075      *              22,075 (23)                0   --
Sidney Karp                                         22,075      *              22,075 (23)                0   --
Capital Alliance Corporation                       127,770      *              22,075 (23)          105,695    *
David C. Gerber                                    845,364    3.98%           845,364 (24)                0   --
Toby J. Quesinberry                                339,427    1.20%           339,427 (24)                0   --
Albert F. Butters, Jr.                             230,554      *             230,554 (24)                0   --


                                                                                               Ownership After The
                                              Ownership Prior to The      Number of Shares       Offering if all
           Selling Shareholder                       Offering              Offered Hereby        Shares are Sold
------------------------------------------   -------------------------  ---------------------  ---------------------
                                               Shares           %                                  Shares     %
                                               ------          ---                                 ------    ---

James R. Millerberg                                143,456      *             143,456 (24)                0   --
William A. Forkner                                  37,857      *              37,857 (25)                0   --
Erich Nigl                                          25,000      *              25,000 (26)                0   --
Carl C. Saracino                                    10,000      *              10,000 (26)                0   --
Paul Pappas                                        193,939      *             193,939 (27)                0   --
Maple Business Consultants, Inc.                     9,697      *               9,697 (28)                0   --
Great Bay Technology, Inc.                         970,127    3.42%           600,000 (29)          370,127  1.31%
The Bay Group                                      294,614    1.04%           101,349 (30)          193,265    *
I. W. Miller & Co., Inc.                            50,000      *              50,000 (31)                0   --
Scott Kelley                                        12,500      *              12,500 (31)                0   --
                                              =============             ==============         =============
Total                                            8,438,850                  5,181,995             3,256,855
                                              =============             ==============         =============
--------------

*      Represents ownership of less than one percent.
(1) Includes (a) 14,335 shares of Common Stock received pursuant to the "price protection" provision in the Agreement of Sale in connection with the acquisition by Universal Commodities Corp., one of our subsidiaries, of an 80% interest in Cybertech Station, Inc.; and (b) 22,598 shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among us, the Selling Shareholder and Cybertech Station, Inc.
(2) Represents shares of Common Stock received pursuant to the "price protection" provision in the Agreement of Sale in connection with the acquisition by Universal Commodities Corp., one of our subsidiaries, of an 80% interest in PPL, Ltd.
(3)    Includes  (a)  1,221  additional  shares of Common  Stock  received  as a finder's fee pursuant to the "price protection" provisions in the Agreements of Sale in connection with the acquisition by Universal Commodities Corp., one of our subsidiaries, of 80% interests in Cybertech Station, Inc. and PPL, Ltd., and (b) 20,000 shares received as a bonus.
(4) Includes (a) 152,896 shares received pursuant to the deferred "earnout" provision in the Agreement of Sale in connection with our acquisition of an 80% interest in Universal Commodities Corp. in 1996, (b) 1,221 additional shares of Common Stock received as a finder's fee pursuant to the "price protection" provisions in the Agreements of Sale in connection with the acquisition by Universal Commodities Corp., one of our subsidiaries, of 80% interests in Cybertech Station, Inc. and PPL, Ltd., and (c) 30,000 shares received as a bonus. Mr. Sherman is President of Universal Commodities Corp.
(5) Includes (a) 453 additional shares of Common Stock received as a finder's fee pursuant to the "price protection" provisions in the Agreement of Sale in connection with the acquisition by Universal Commodities Corp., one of our subsidiaries, of an 80% interest in PPL, Ltd., and (b) 5,000 shares received as a bonus.
(6)    Represents shares of common stock received as a bonus.
(7) Includes (a) 163,179 shares of Common Stock received pursuant to the "price protection" provision in the Agreement of Sale in connection with our acquisition of a 100% interest in Alacrity Systems, Inc., and (b) 460,044 shares of Common Stock received pursuant to our acquisition of an 88.82% interest in Canadian Network Services, Inc., effective as of October 1, 1997.
(8) Represents additional shares of Common Stock received pursuant to the "price protection" provision in the Agreement of Sale in connection with our acquisition of a 100% interest in Alacrity Systems, Inc.
(9) Represents shares of Common Stock received pursuant to our acquisition of the remaining 11.18% interest in Canadian Network Services, Inc., effective as of January 1, 1998.
(10) Represents (a) 9,138 additional shares of Common Stock received as a finder's fee pursuant to the "price protection" provisions in the Agreement of Sale in connection with our acquisition of a 100% interest in Alacrity Systems, Inc., and (b) 34,525 shares of Common Stock received as a finder's fee pursuant to our acquisition of a 100% interest in Canadian Network Services, Inc.
(11) Represents additional shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among us, the Selling Shareholders and Signal Processors Limited.
(12) Represents additional shares of Common Stock received as a finder's fee pursuant to the "earnout" provision in the Agreement of Sale among us, the Selling Shareholders and Signal Processors Limited.
(13) Represents shares of Common Stock received pursuant to Mr. Hidalgo's employment agreement with our subsidiary, Alacrity Systems, Inc.
(14) Represents shares of Common Stock received pursuant to Mr. Wasielewski's employment agreement with our subsidiary, ACT Automotive Group, Inc.
(15) Represent shares of Common Stock received as additional compensation in connection with Mr. Gray's appointment as president of our subsidiary, Atlantic Systems, Inc.

                                       21

(16)   Represents  shares  of  Common  Stock  received  for  services  rendered.
(17) Represents shares of Common Stock received as a finder's fee in connection with our acquisition of a 100% interest in C.T. Specialists, Inc. in 1997.
(18) Includes (a) 67,200 additional shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among us, the Selling Shareholders and Norcom Resources, Inc., and (b) 9,081 shares received pursuant to the bonus provision in Mr. Erickson's employment agreement, after allocating 2,223 of such shares to employees of Norcom Resources, Inc.
(19) Represents shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among us, the Selling
       Shareholders and Norcom Resources, Inc., Inc.
(20) Represents shares of Common Stock received from Michael Erickson as a bonus - see Note 17 above.
(21) Represents shares of Common Stock received pursuant to the "earnout" provision in the Agreement of Sale among us, the Selling Shareholder and Pizarro Re-Marketing, Inc.
(22) Represents 100,000 shares out of a total of 485,651 shares of Common Stock received pursuant to our acquisition of 100% of the outstanding common stock of Information Products Center, Inc., effective as of January 1, 1998.
(23) Represents shares of Common Stock received pursuant to our acquisition of 100% of the outstanding common stock of Information Products Center, Inc., effective as of January 1, 1998.
(24) Represents shares of Common Stock received pursuant to our acquisition of 100% of the outstanding common stock of The Fromehill Company effective as of January 1, 1998.
(25) Represents shares of Common Stock received as a finder's fee pursuant to our acquisition of 100% of the outstanding common stock of The Fromehill Company, effective as of January 1, 1998.
(26) Represents shares of Common Stock received pursuant to the acquisition by Universal Commodities Corp., one of our subsidiaries, of 80% of the outstanding common stock of Service Transport Company, effective as of April 1, 1998.
(27) Represents shares of Common Stock received pursuant to the acquisition by Universal Commodities Corp., one of our subsidiaries, of 80% of the outstanding common stock of Blue Star Electronics, Inc., effective as of April 1, 1998.
(28) Represents shares of Common Stock received as a finder's fee pursuant to the acquisition by Universal Commodities Corp., one of our subsidiaries, of 80% of the outstanding common stock of Blue Star Electronics, Inc., effective as of April 1, 1998.
(29) Represents shares of Common Stock underlying Class S warrants issued to Great Bay Technology, Inc. ("Great Bay") at an exercise price of $2.00 per share in consideration for Great Bay having exercised its N warrants at an exercise price of $2.00 per share. Great Bay is controlled by Richard J. Sullivan, our Chairman and Chief Executive Officer.
(30) Represents shares of Common Stock issued to The Bay Group in connection with investment banking services in regard to our acquisition of CT Specialists, Inc., Canadian Network Services, Inc., Information Products Center, Inc. and The Fromehill Company. The Bay Group is controlled by Richard J. Sullivan, our Chairman and Chief Executive Officer.
(31) Represents shares of Common Stock issueable under the terms of an Agreement for Mergers and Acquisition Services to be provided by the I.W. Miller Company to us during 1998. Additionally, 62,500 shares of Common Stock will be issued in December 1998 under the terms of the agreement.

     The following table provides information about the selling shareholders referred to in Registration Statement No. 333-64755, filed September 30, 1998:

                                                                                     Ownership After The
                                    Ownership Prior to        Number of Shares     Offering if all Shares
    Selling Shareholder                The Offering            Offered Hereby            are Sold
-----------------------------------------------------------------------------------------------------------
                                       Shares         %                               Shares         %
                                    --------------  -----                           -------------   -------
 Kerry G. Burst                          362,500       *        362,500 (1)                 0        --
 Lance J. Umbertis                         3,222       *          3,222 (2)                 0        --
 Eric J. Steinmann                        90,620       *          2,820 (2)            87,800        *
 Scott A. Capistrano                       1,208       *          1,208 (2)                 0        --
 John Dixson                                 806       *            806 (2)                 0        --
 Amherst Systems, Inc.                    66,667       *         66,667 (3)                 0        --
 Bradley A. Haslett                      538,462      1.4%      538,462 (4)                 0        --
 James S. Bosshart                       538,461      1.4%      538,461 (4)                 0        --
 William A. Forkner                       63,067       *         25,210 (5)            37,857        *
 Scott R. Silverman                       70,884       *         22,069 (6)            48,815        *
 Marc Sherman                            616,968      1.6%      131,750 (7)           485,218       1.3%
 Edward L. Cummings                       80,951       *         31,751 (8)            49,200        *
 Michael E. Sham                         392,157      1.0%      392,157 (9)                 0        --
 Sherri Sheerr                           226,217       *         30,933 (10)          195,284        *


                                                                                     Ownership After The
                                    Ownership Prior to        Number of Shares     Offering if all Shares
    Selling Shareholder                The Offering            Offered Hereby            are Sold
-----------------------------------------------------------------------------------------------------------
                                       Shares         %                               Shares         %
                                    --------------  -----                           -------------   -------

 Donn J. Wagner                           96,154       *         96,154 (11)                 0       --
 Angela S. Wagner                         96,154       *         96,154 (11)                 0       --
 Edward M. Kelly                          96,154       *         96,154 (11)                 0       --
 Eileen E. Kelly                          96,154       *         96,154 (11)                 0       --
 Joseph S. Keats                           3,692       *          3,692 (12)                 0       --
 Patrick C. Chai                         192,308       *        192,308 (13)                 0       --
 Robert W. Borra                         194,808       *        192,308 (13)             2,500       *
 Maple Business Consultants, Inc.          9,231       *          9,231 (14)                 0       --
 Michael Metropolis                       90,257       *         90,257 (15)                 0       --
 Michelle Metropolis                      90,256       *         90,256 (15)                 0       --
 Joseph T. Gabriel                        90,256       *         90,256 (15)                 0       --
 David Cairnie                            10,571       *         10,571 (16)                 0       --
 John Booker                              32,115       *         32,115 (16)                 0       --
 Robin Tyler                              32,114       *         32,114 (16)                 0       --
 Frederick Bassett                         7,693       *          7,693 (16)                 0       --
 Alan Cook                                 2,501       *          2,501 (16)                 0       --
 Trevor Gage                               2,501       *          2,501 (16)                 0       --
 Peter Sayles                              2,501       *          2,501 (16)                 0       --
 ECI Ventures Nominees Limited         1,489,821      4.0%    1,489,821 (16)                 0       --
 Fisher Karpark Holdings PLC             759,886      2.0%      759,886 (16)                 0       --
 Kevin O'Keeffe and Associates            23,082       *         23,082 (17)                 0       --
 Frank Lusko                              66,552       *         66,552 (18)                 0       --
 Mark R. Kruger                           66,552       *         66,552 (18)                 0       --
 Strategic Alliance Funding
   Equity, Inc.                            9,655       *          9,655 (19)                 0       --
 William A. Husa                           3,664       *          3,664 (20)                 0       --
 Ralph E. Davies                           3,664       *          3,664 (20)                 0       --
 John K. Murray                          450,411      1.2%      400,411 (21)            50,000       *
 Anat Ebenstein                           25,333       *          3,258 (21)            22,075       *
 Sidney L. Karp Holding Company, Inc.     25,333       *          3,258 (21)            22,075       *
 Capital Alliance Corporation            111,094       *          3,258 (21)           107,836       *
 David C. Gerber                         961,708      2.6%      116,344 (22)           845,364      2.2%%
 Toby J. Quesinberry                     386,141      1.0%       46,714 (22)           339,427       *
 Albert F. Butters, Jr.                  262,284       *         31,730 (22)           230,554       *
 James C. Millerberg                     163,200       *         19,744 (22)           143,456       *
 Edelson Technology Partners II, LP    1,028,341      2.7%       80,067 (23)           948,274      2.5%
 Michael S. Andison                       66,038       *          9,790 (23)            56,248       *
 James G. Knight                          66,038       *          9,790 (23)            56,248       *
 Georges H. Roy                           66,038       *          9,790 (23)            56,248       *
 M. L. Carole Boisvert                       607       *             90 (23)               517       *
 Johna L. Giraldi                            607       *             90 (23)               517       *
 J. Daniel Grondin                           607       *             90 (23)               517       *
 Edward Lorinez                              455       *             67 (23)               388       *
 Paul Pappas                              50,467       *          8,728 (24)            41,739       *
 James M. Shaver                       1,923,509      5.1%      516,409 (25)         1,407,100      3.7%
 Herman J. Valdez                        873,813      2.3%      259,413 (25)           614,400      1.6%
 Richard J. Sullivan                     159,249       *         56,140 (26)           103,109       *

                                                                                     Ownership After The
                                    Ownership Prior to        Number of Shares     Offering if all Shares
    Selling Shareholder                The Offering            Offered Hereby            are Sold
-----------------------------------------------------------------------------------------------------------
                                       Shares         %                               Shares         %
                                    --------------  -----                           -------------   -------
 Frank Giacona                             8,364       *          8,364 (27)                 0       --
 The Bay Group                           310,598       *        117,333 (28)           193,265       *
 Dana M. Barbera                           2,803       *          2,803 (29)                 0       --
 Hayden, Buczek & Associates              10,000       *         10,000 (29)                 0       --
 Merra, Kanakis, Creme & Mellor, P.C.      7,232       *          4,277 (29)             2,955       *
                                      ----------              ---------              ---------
 Totals                               13,580,756              7,431,770              6,148,986
                                      ==========              =========              =========
---------------

(1) Represents 161,111 shares issued and 201,389 shares to be issued as "Price Protection Shares" in connection with our acquisition of The Americom Group, Inc.
(2) Represents finder's fees in connection with our acquisition of The Americom Group, Inc.
(3) Represents shares issued in connection with certain assets acquired by our subsidiary, Atlantic Systems, Inc.
(4) Represents shares issued in connection with our acquisition of Aurora Electric, Inc.
(5) Represents finder's fees in connection with our acquisition of Aurora Electric, Inc. and the "Price Protection Shares" issued in connection with our acquisition of the Fromehill Company dba Winward Electric, Inc.
(6) Represents finder's fees in connection with our acquisition of Aurora Electric, Inc. and of Teledata Concepts, Inc. Mr. Silverman is one of our Vice Presidents.
(7) Includes (a) 100,000 shares purchased from us, and (b) 31,750 shares received as finder's fees in connection with our subsidiary, Universal Commodities Corp.'s acquisition of Blue Star Electronics, Inc., Consolidated Micro Components, Inc., Data Path Technologies, Inc., GDB
     Software Services, Inc., and Service Transport Company. Mr. Sherman is President of Universal Commodities Corp. and one of our Group Vice Presidents.
(8) Represents shares received as finder's fees in connection with our subsidiary, Universal Commodities Corp.'s acquisition of Blue Star
     Electronics, Inc., Consolidated Micro Components, Inc., Data Path Technologies, Inc., GDB Software Services, Inc., and Service Transport Company. Mr. Cummings is a Vice President of Universal Commodities Corp.
(9) Represents shares issued in connection with our subsidiary, Universal Commodities Corp.'s acquisition of Consolidated Micro Components, Inc.
(10) Represents a finder's fee in connection with our subsidiary, Universal Commodities Corp.'s acquisition of Consolidated Micro Components, Inc. and the "Price Protection Shares" issued in connection with our acquisition of Cybertech Station.
(11) Represents shares issued in connection with our subsidiary, Universal Commodities Corp.'s acquisition of Data Path Technologies, Inc.
(12) Represents shares received as finder's fees in connection with our subsidiary, Universal Commodities Corp.'s acquisition of Data Path Technologies, Inc., and GDB Software Services, Inc. Mr. Keats is a Vice President of Universal Commodities Corp.
(13) Represents shares issued in connection with our subsidiary, Universal Commodities Corp.'s acquisition of GDB Software Services, Inc.
(14) Represents a finder's fee in connection with our subsidiary, Universal Commodities Corp.'s acquisition of GDB Software Services, Inc.
(15) Represents shares issued in connection with our acquisition of Innovative Vacuum Solutions, Inc.
(16) Represents shares issued in connection with our acquisition of Signature Industries Limited.
(17) Represents a finder's fee in connection with our acquisition of Signature Industries Limited.
(18) Represents shares issued in connection with our acquisition of Teledata Concepts, Inc.
(19) Represents a finder's fee in connection with our acquisition of Teledata Concepts, Inc.
(20) Represents the "Price Protection Shares" issued in connection with our acquisition of CT Specialists, Inc.
(21) Represents the "Price Protection Shares" issued in connection with our acquisition of Information Products Center, Inc.
(22) Represents the "Price Protection Shares" issued in connection with our acquisition of the Fromehill Company dba Winward Electric, Inc.
(23) Represents the "Price Protection Shares" issued in connection with our acquisition of Canadian Network Services, Inc.
(24) Represents the "Price Protection Shares" issued in connection with our acquisition of Blue Star Electronics, Inc.
(25) Represents the "Price Protection Shares" issued in connection with our acquisition of Advanced Telecommunications, Inc.
(26) Represents shares issued pursuant to Mr. Sullivan's employment agreements at $3.56 per share in lieu of cash compensation for the period from June 1, 1998 through May 31, 1999. Mr. Sullivan is our Chairman and Chief Executive Officer.
                                       24

(27) Represents shares issued in connection with a termination agreement. Mr. Giacona was an officer of one of our subsidiaries.
(28) Represents shares issued for investment banking services in connection with various acquisitions made by us. The Bay Group is controlled by Richard J. Sullivan, our Chairman and Chief Executive Officer, and Angela M. Sullivan, one of our Directors.
(29) Represents shares issued for professional services rendered.



     The following table provides information about the selling shareholders referred to in Registration Statement No. 333-81533, filed June 25, 1999:

                                                                                                        Ownership
                       Selling Shareholder                Ownership Prior to      Shares Offered        After the
                                                               Offering               Hereby             Offering
           --------------------------------------------  ---------------------- ------------------- -------------------
                                                            Shares         %                         Shares        %
                                                            ---------     ----                       ---------   ----

           Bradley A. Haslett                                  549,020    1.2%        10,558 (1)        538,462   1.1%
           James S. Bosshart                                    10,558       *        10,558 (1)              0    --
           John K. Murray                                      501,469    1.1%       501,469 (2)              0    --
           Murray Limited Partnership                          220,751       *       220,751 (3)              0    --
           Anat Ebenstein                                       47,408       *        22,075 (4)         25,333    *
           Sidney L. Karp Holding Company, Inc.                 47,408       *        22,075 (4)         25,333    *
           Capital Alliance Corporation                        140,533       *        30,905 (4)        109,628    *
           Michael Metropolis                                  155,606       *       155,606 (5)              0    --
           Michelle Metropolis                                 152,076       *       152,076 (6)              0    --
           Joseph T. Gabriel                                   230,613       *       150,357 (7)         80,256    *
           David Cairnie                                        16,136       *         5,565 (8)         10,571    *
           John Booker                                          16,904       *        16,904 (8)              0    --
           Robin Tyler                                          16,904       *        16,904 (8)              0    --
           Frederick Bassett                                    11,742       *         4,049 (8)          7,693    *
           Alan Cook                                             3,818       *         1,317 (8)          2,501    *
           Trevor Gage                                           3,818       *         1,317 (8)          2,501    *
           Peter Sayles                                          3,818       *         1,317 (8)          2,501    *
           ECI Ventures Nominees Limited                     1,843,025    3.9%       784,184 (8)      1,058,841   2.2%
           Fisher Karpark Holdings PLC                         937,841    2.0%       399,975 (8)        537,866   1.1%
           Kevin O'Keefe and Associates                         11,631       *        11,631 (9)              0    --
           Hayden, Buczek & Associates                          15,000       *        15,000 (10)             0    --
           Bruce  Reale  &  Margaret  Reale  Trustees,         100,000       *       100,000 (11)             0    --
             Bruce Reale Revocable Trust
           The BOT Group                                       650,000    1.4%       650,000 (11)             0    --
           John E. Fox                                          43,877       *        43,877 (12)             0    --
           John F. Reap                                         18,193       *         5,053 (13)        13,140    *
           Edward Feldman                                        3,368       *         3,368 (13)             0    *
           Scott Bartolette                                      6,496       *         4,421 (13)         2,075    *
           Brian J. Daly                                         4,421       *         4,421 (13)             0    --
           John Beasley                                          7,560       *         7,560 (13)             0    --
           Charles J. Phillips                                   7,018       *         7,018 (14)             0    --
           Lawrence R. Wasielewski                              18,327       *         8,327 (15)        10,000    *
           Kerry G. Burst                                      203,494       *       101,740 (16)       101,754    *
           Lance J. Umbertis                                   140,588       *         1,936 (16)       138,652    *
           Eric J. Steinmann                                    56,695       *         1,695 (16)        55,000    *
           Scott A. Capistrano                                   1,934       *           726 (16)         1,208    *
           John Dixson                                             484       *           484 (16)             0    --
           Sherri Sheerr                                       123,563       *        70,646 (17)        52,917    *
           Edward L. Cummings                                  106,549       *        41,719 (18)        64,830    *
           Marc Sherman                                        399,419       *        38,451 (19)       360,968    *
           Harvey H. Newman                                    728,906    1.5%       492,034 (20)       236,872    *
           Martin D. Zuckerman                                 680,436    1.4%       433,639 (20)       246,797    *
           Charles Newman                                       11,719       *         1,266 (20)        10,453    *



                                                                                                        Ownership
                       Selling Shareholder                Ownership Prior to      Shares Offered        After the
                                                               Offering               Hereby             Offering
           --------------------------------------------  ---------------------- -------------------  ------------------
                                                             Shares        %                         Shares        %
                                                             ---------    ----                       ---------   ----

           David C. Gerber                                   1,210,943    2.6%       289,235 (21)       921,708   1.9%
           Toby J. Quesinberry                                 432,274       *       116,133 (21)       316,141    *
           Albert F. Butters, Jr.                               78,882       *        78,882 (21)             0    --
           James C. Millerberg                                  49,083       *        49,083 (21)             0    --
           Michael E. Sham                                     606,061    1.3%       606,061 (22)             0    --
           Donn J. Wagner                                      384,615       *       338,461 (23)        46,154    *
           Angela S. Wagner                                    418,615       *       338,461 (23)        80,154    *
           Edward M. Kelly                                     338,461       *       338,461 (23)             0    --
           Eileen E. Kelly                                     424,615       *       338,461 (23)        86,154    *
           Joseph S. Keats                                       9,813       *         6,121 (24)         3,692    *
           Patrick C. Chai                                     489,338    1.0%       303,030 (25)       186,308    *
           Robert W. Borra                                     460,338       *       303,030 (25)       157,308    *
           Dominick & Dominick, Incorporated                   250,000       *       250,000 (26)             0    --
           Craig W. Nelson                                     157,465       *       121,465 (27)        36,000    *
           Great Bay Technology, Inc.                          617,117    1.3%       250,000 (28)       367,117    *
           Garrett A. Sullivan                                 100,000       *       100,000 (29)             0    --
           Locken, Chesnut & Cape                               75,000       *        75,000 (30)             0    --
           Gary D. Hornbuckle and Sandra Hornbuckle            360,466       *       360,466 (31)             0    --
           Sterling Hornbuckle                                 110,913       *       110,913 (31)             0    --
           Luis Alvarez                                         83,184       *        83,184 (31)             0    --
           Robert J. Lynch                                     386,571       *       386,571 (32)             0    --
           Peter A. Marks                                      386,571       *       386,571 (32)             0    --
           Scott A. Lines                                      173,093       *       173,093 (33)             0    --
           Susan S. Lines                                      106,519       *       106,519 (33)             0    --
           Robert W. Munson                                    279,612       *       279,612 (33)             0    --
           Enrica Carroll                                      279,612       *       279,612 (33)             0    --
           Chuck Sword                                          93,203       *        93,203 (33)             0    --
                                                            -----------           -----------        ----------

                Total                                       16,611,550            10,714,602          5,896,948
                                                            ===========           ===========        ==========
------------------

(1) Represents "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Aurora Electric, Inc.
(2) Includes (a) 135,023 "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Information Products Center, Inc. and (b) 366,446 shares issued upon achievement of the "Earnout" provision in the Agreement of Sale.
(3) Represents shares issued to a partnership designated by the selling shareholder upon the achievement of the "Earnout" provision in the Agreement of Sale in connection with our acquisition of Information Products Center, Inc.
(4)  Represents   shares  issued  to  individuals   designated  by  the  selling
     shareholder upon the achievement of the "Earnout" provision in the Agreement of Sale in connection with our acquisition of Information Products Center, Inc.
(5) Includes (a) 1,770 "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Innovative Vacuum Solutions, Inc., (b) 142,071 shares issued upon achievement of the "Earnout" provision in the Agreement of Sale, and (c) 11,765 shares earned as a bonus.
(6) Includes (a) 1,770 "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Innovative Vacuum Solutions, Inc., (b) 142,071 shares issued upon achievement of the "Earnout" provision in the Agreement of Sale, and (c) 8,235 shares earned as a bonus.
(7) Includes (a) 1,770 "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Innovative Vacuum Solutions, Inc., (b) 142,071 shares issued upon achievement of the "Earnout" provision in the Agreement of Sale, and (c) 6,516 shares earned as a bonus.
(8) Represents "Price Protection" shares issued under the Agreement of Sale in connection with our acquisition of Signature Industries Limited.
(9) Represents "Price Protection" shares issued under the Agreement of Sale in connection with the payment of a finders fee in connection with our acquisition of Signature Industries Limited.

                                       26

(10) Represents shares issued for services rendered.
(11) Represents shares issued in connection with the Earnout Agreement in connection with our acquisition of ATI Communications, Inc. The BOT Group is controlled by Bruce Reale.
(12) Represents shares issued as a finders fee in connection with our acquisition of TigerTel Services Limited.
(13) Represents shares earned as a bonus.
(14) Represents shares issued in connection with our subsidiary's, Intellesale.com, acquisition of certain assets of Fiscal Advantage Corporation from Mr. Phillips.
(15) Represents shares issued in lieu of compensation.
(16) Represents shares issued upon achievement of the "Earnout" provision of the Agreement of Sale in connection with our acquisition of The Americom Group.
(17) Represents shares issued upon achievement of the "Earnout" provision of the Agreement of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisitions of Cybertech Station, Inc. and Consolidated Micro Components, Inc.
(18) Represents shares issued upon achievement of the "Earnout" provisions of the Agreements of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisitions of Cybertech Station, Inc., PPL, Ltd, Consolidated Micro Components, Inc, Data Path Technologies, Inc. and GDB Software Services, Inc.
(19) Represents shares issued upon achievement of the "Earnout" provisions of the Agreements of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisitions of Consolidated Micro Components, Inc, Data Path Technologies, Inc. and GDB Software Services, Inc.
(20) Represents shares issued upon achievement of the "Earnout" provisions of the Agreement and Plan of Merger in connection with our subsidiary's, Universal Commodities Corp., acquisition of PPL, Ltd.
(21) Represents shares issued upon achievement of the "Earnout" provisions of the Agreement of Sale in connection with our acquisitions of Winward Electric, Inc. and the Fromehill Company.
(22) Represents shares issued upon achievement of the "Earnout" provisions of the Agreement of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisition of Consolidated Micro Components, Inc.
(23) Represents shares issued upon achievement of the "Earnout" provisions of the Agreement and Plan of Class B Reorganization in connection with our subsidiary's, Universal Commodities Corp., acquisition of Data Path Technologies, Inc.
(24) Represents  shares  issued  upon  (a)  the  achievement  of  the  "Earnout"
     provisions of the Agreement and Plan of Class B Reorganization in connection with our subsidiary's, Universal Commodities Corp., acquisition of Data Path Technologies, Inc., and (b) shares issued upon achievement of the "Earnout" provisions of the Agreement of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisition of GDB Software Services, Inc.
(25) Represents shares issued upon achievement of the "Earnout" provisions of the Agreement of Sale in connection with our subsidiary's, Universal Commodities Corp., acquisition of GDB Software Services, Inc.
(26) Represents shares underlying the issuance of Class "U" warrants to Dominick & Dominick, Incorporated for services rendered. The Class "U" warrants may be converted into shares of our Common Stock at an exercise price of $8.375 per share for a period of five years, commencing June 5, 1998.
(27) Represents shares issued in connection with our acquisition of Mr. Nelson's minority interest in Cra-Tek Company, a company in which we acquired an 80% interest in September, 1996.
(28) Represents shares underlying the issuance of Class "K" warrants to Great Bay Technology, Inc. in 1996 for services rendered. The shares underlying the issuance of the warrants were previously registered in a registration statement in 1996 which registration statement has been terminated and, by agreement with the warrantholder, they are being included in this registration. The Class "K" warrants may be converted into shares of our Common Stock at an exercise price of $5.31 per share for a period of five years, commencing September 13, 1996. Great Bay Technology, Inc. is controlled by Richard J. Sullivan, Chairman, Angela M. Sullivan, Director, and Stephanie Sullivan.
(29) Represents  shares underlying the issuance of Class "H" warrants to Garrett
     A. Sullivan President, in 1996 for services rendered. The shares underlying the issuance of the warrants were previously registered in a registration statement in 1996 which registration statement has been terminated and, by agreement with the warrantholder, they are being included in this registration. The Class "H" warrants may be converted into shares of our Common Stock at an exercise price of $2.00 per share for a period of five years, commencing August 8, 1998.
(30) Represents shares underlying the issuance of Class "L" warrants to Locken, Chesnut & Cape, or assigns, in 1996 for services rendered. The shares underlying the issuance of the warrants were previously registered in a registration statement in 1996 which registration statement has been terminated and, by agreement with the warrantholder, they are being included in this registration. The Class "L" warrants may be converted into shares of our Common Stock at an exercise price of $2.00 per share for a period of five years, commencing October 1, 1996.
(31) Represents shares of common stock received in connection with our acquisition of a 100 percent interest in Hornbuckle Engineering, Inc., effective as of April 1, 1999.

                                       27

(32) Represents shares of common stock received in connection with our acquisition of a 100 percent interest in Lynch Marks & Associates, Inc. effective as of April 1, 1999.
(33) Represents shares of common stock received in connection with our acquisition of a 100 percent interest in STR, Inc., effective as of April 1, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     Our Amended and Restated Articles of Incorporation authorize the issuance of up to 80,000,000 shares of our Common Stock and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time to time and on such terms as are specified by our Board of Directors, without further authorization from our shareholders.

     As of October 11, 1999, there were 47,568,948 shares of our Common Stock outstanding. In addition, 836,472 shares of Common Stock are reserved for issuance in exchange for the exchangeable shares of two of our Canadian subsidiaries.

     As of October 11, 1999, (a) there were issued and outstanding warrants to purchase 2,160,000 shares of our Common Stock at a weighted average exercise price of $3.56 per share, and (b) options held by our employees to purchase 13,013,229 shares of our Common Stock at a weighted average exercise price of $2.87 per share. All of the warrants are currently exercisable. Of the outstanding options, 6,180,700 are now exercisable at a weighted average exercise price of $3.68 per share, and the rest become exercisable at various times over the next three years.


                           PRICE RANGE OF COMMON STOCK

     Our Common Stock trades on the NASDAQ Stock Market(R) under the symbol "ADSX." The following table sets forth the high and low sale prices of the Common Stock as reported by the NASDAQ for each of the quarters since the beginning of 1997.

                                                        High             Low
     1997
      First Quarter............................        5 7/8            4
      Second Quarter...........................        4 3/8            2 5/8
      Third Quarter ...........................        8 3/4            2 13/16
      Fourth Quarter ..........................        9 3/4            3 25/32
     1998
      First Quarter............................        5 1/2            4 1/32
      Second Quarter...........................        4 7/8            3 1/8
      Third Quarter ...........................        3 1/2            1 9/16
      Fourth Quarter ..........................        5 1/2            1 17/32
     1999
      First Quarter............................        4 3/16           2
      Second Quarter...........................        3 1/2            2
      Third Quarter............................        3 3/8            1 11/16
      Fourth Quarter (through October 11, 1999)        1 29/32          1 3/4

Holders

     As of September 30, 1999, there were 1,221 holders of record of our Common Stock.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares offered hereby in one or more transactions (which may include "block" transactions) on the NASDAQ Stock
Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders may also pledge certain of the shares from time to time, and this prospectus also relates to any sale of shares that might take place following any foreclosure of such a pledge. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

     We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Selling Shareholders.

                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Common Stock.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Rubin, Brown, Gornstein & Co. LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby**:

         SEC Registration Fee ........................................  $53,900
         Accounting Fees and Expenses.................................   60,000*
         Legal Fees and Expenses......................................   95,000*
         Miscellaneous Expenses.......................................   24,100*
                                                                       ---------
                     Total ........................................... $233,000*
-------------
*     Estimated

** The Selling Shareholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 15.  Indemnification of Directors and Officers.

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

     The bylaws of the Registrant provide that the Registrant shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Registrant who has served as a director, officer, employee or agent of the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16.  Exhibits.
     See Exhibit Index.

Item 17.  Undertakings.

     (a) The undersigned issuer hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)  To  include  any prospectus required by Section 10(a)
                  (3) of the Securities Act;

                      (ii) To  reflect  in the  prospectus  any  facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                      (iii) To include any material  information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on October 13, 1999.

                                     APPLIED DIGITAL SOLUTIONS, INC.

                                     By: /S/ David A. Loppert
                                         ---------------------------------------
                                         David A. Loppert, Vice President,
                                           Treasurer and Chief Financial Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       Signature                     Title                            Date

   RICHARD J. SULLIVAN*     Chairman of the Board of
--------------------------    Directors, Chief Executive        October 13, 1999
  (Richard J. Sullivan)       Officer and Secretary
                              (Principal Executive Officer)

   GARRETT A. SULLIVAN*     President and Director (Principal   October 13, 1999
--------------------------    Operating Officer)
  (Garrett A. Sullivan)

  /S/ DAVID A. LOPPERT      Vice President, Treasurer and
--------------------------    Chief Financial Officer           October 13, 1999
    (David A. Loppert)        (Principal Accounting Officer)

   ANGELA M. SULLIVAN*      Director                            October 13, 1999
--------------------------
   (Angela M. Sullivan)

     DANIEL E. PENNI*       Director                            October 13, 1999
--------------------------
    (Daniel E. Penni)

  ARTHUR F. NOTERMAN*(1)    Director                            October 13, 1999
--------------------------
   (Arthur F. Noterman)

 CONSTANCE K. WEAVER*(2)    Director                            October 13, 1999
--------------------------
  (Constance K. Weaver)


                                   *By: /S/ David A. Loppert
                                       _____________________
                                       David A. Loppert
                                       Attorney-in-Fact

_______________________
(1) The signature of Arthur F. Noterman only relates to the Post-Effective Amendment No. 3 on Form S-3 to the following Registration Statements filed originally on Form S-3: Nos. 333-25431 (filed 4/18/97), 333-37713 (filed
     10/10/97),   333-45139  (filed  1/29/98),  333-51067  (filed  4/27/98)  and
     333-64755 (filed 9/30/98).
(2) The signature of Constance K. Weaver only relates to the Post-Effective Amendment No. 1 on Form S-1 to Registration Statement No. 333-81533 (filed 6/25/99).

                                  EXHIBIT INDEX
     Exhibit
     Number                       Description

      4.1 Second Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant's Post-Effective Amendment No. 1 on Form S-1 to Registration Statement (Form S-3 File No. 333-64605) filed with the Commission on June 23, 1999)

     4.2 Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-51067) filed with the Commission on April 27, 1998)

     5.1       Opinion of Bryan Cave LLP  regarding  the  validity of the Common
               Stock *

     23.1      Consent  of  PricewaterhouseCoopers  LLP

     23.2      Consent  of Rubin, Brown,  Gornstein  & Co.,  LLP

     23.4      Consent  of  Bryan  Cave LLP (included in Exhibit 5.1) *

     24.1      Power of Attorney *

     -------------

*    Previously filed